Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

(Pursuant to Section 151 of the

Delaware General Corporation Law)

DITECH NETWORKS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on September 16, 2011:

RESOLVED, that the Board of Directors hereby determines that none of the authorized shares of the series of Preferred Stock, par value $.001 per share, of the Company, designated as “Series A Junior Participating Preferred Stock” in the Certificate of Designation filed by the Company with the Secretary of State of the State of Delaware on March 30, 2001 (such Certificate of Designation now reflected in the Company’s Restated Certificate of Incorporation, the “Certificate of Designation”), are outstanding, and none of the shares of “Series A Junior Participating Preferred Stock” will be issued subject to the Certificate of Designation with respect to such series.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of September 16, 2011.

DITECH NETWORKS, INC.

By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President, Chief Financial Officer, Chief Operating Officer and Secretary